Exhibit 3.1

AMENDMENT NO. 3 TO SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ENTERPRISE PRODUCTS PARTNERS L.P.

This Amendment No. 3 dated effective as of November 28, 2017 (this “Amendment”) to the Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), is hereby adopted by Enterprise Products Holdings LLC (formerly named EPE Holdings, LLC), a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

RECITALS

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 22, 2010, as amended by Amendment No. 1 thereto dated as of August 11, 2011 and Amendment No. 2 thereto dated as of August 21, 2014 (the “Partnership Agreement”); and

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect (i) a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect or (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); and

WHEREAS, the Board, for and on behalf of the General Partner, deems it in the best interests of the Partnership to adopt this Amendment and has determined that this Amendment reflects (i) a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect and/or (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act).

NOW, THEREFORE, pursuant to Section 13.1(d) of the Partnership Agreement, the Partnership Agreement is hereby amended as follows:

Section 1.    AMENDMENTS. Sections 9.3 and 9.4 of the Partnership Agreement are hereby amended and restated in their entirety as follows:

9.3    Tax Controversies.

(a)    Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code, which permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time the election under Section 6226 of the Code is made. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as the Tax Matters Partner or Partnership Representative.

9.4    Withholding and Other Tax Payments by the Partnership.

(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

Section 2.    RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.    GOVERNING LAW. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

Section 4.    COUNTERPARTS. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 5.    INVALIDITY OF PROVISIONS. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

(Signature Page Follows)

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

ENTERPRISE PRODUCTS HOLDINGS LLC
(formerly named EPE Holdings, LLC)

By:	/s/ W. Randall Fowler
Name:	W. Randall Fowler
Title:	President

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